AGREEMENT



     This Agreement made and entered into this 27th day of December, 1995, by and between Outlet Communications, Inc., a Delaware corporation ("Outlet") and

James G. Babb of Charlotte, North Carolina ("Employee").

                              W I T N E S S E T H:

     WHEREAS, Outlet and Employee entered into an Employment Agreement dated

January 1, 1993, as amended (the "Employment Agreement"); and

     WHEREAS, Outlet entered into a Merger Agreement with National Broadcasting

Company, Inc.,  a Delaware corporation  ("NBC")  and CO Acquisition Corporation,

a Delaware corporation, dated August 2, 1995 (the "Merger Agreement"); and

     WHEREAS, Employee has requested that Outlet accelerate unconditionally the vesting of certain stock options heretofore granted to him by Outlet and the unconditional payment to him of certain monies which would otherwise be due to him under the Employment Agreement upon consummation of the merger contemplated by the Merger Agreement (the "Acceleration Actions"); and

     WHEREAS, Outlet is willing to take the Acceleration Actions subject to

Employee entering into this Agreement; and

     WHEREAS, pursuant to Section 5.02 of the Merger Agreement the consent of

NBC is required for Outlet to take the Acceleration Actions; and

     WHEREAS, NBC is willing to give its consent provided that Employee and

Outlet enter into this Agreement.


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     NOW, THEREFORE, in consideration of the promises and agreements herein contained, and in consideration of the Acceleration Actions, and for other good and valuable consideration, the receipt whereof and sufficiency of which are hereby acknowledged, Outlet and Employee, intending to be legally bound agree as follows:

     1.   Outlet and Employee have agreed upon the basis for Outlet's withholding of federal, state and local taxes with respect to the payments and benefits to be provided in respect of Employee under the Employment Agreement and pursuant to the Acceleration Actions.  If the Internal Revenue Service, or

any other federal, state or local taxing authority (a "Taxing Authority") should assert that Outlet has not fully satisfied its tax withholding obligations with respect to any payments or benefits in respect of Employee payable under the

Employment Agreement or arising out of the Acceleration Actions (the

"Withholding Obligations"), including, without limitation, any withholding pursuant to subtitle C or D of the Internal Revenue Code of 1986, as amended,

and Outlet, in accordance with this Agreement, ultimately makes any payment to satisfy all or a portion of such asserted Withholding Obligations, Employee shall promptly, and in any event within sixty (60) days after receiving notice of such payment by Outlet, make a cash payment to Outlet in an amount equal to the portion of such payment by Outlet which represents taxes required to be withheld in respect  of  Employee  with  respect  to any payments or benefits payable pursuant to the Employee Agreement or the Acceleration Actions together with the portion which represents interest thereon


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up to the date on which Outlet first receives a revenue agent's report or other formal written notice from such Taxing Authority asserting a claim for unpaid

Withholding Obligations excluding, however, any portion which represents interest with respect to periods on or after receipt of such formal notice or penalties for failure to withhold.

     2.   If Outlet shall receive any notice (including, without limitation, a revenue agent's report) from a Taxing Authority that Outlet has not fully satisfied the Withholding Obligations, Outlet shall promptly provide Employee with a copy of the notice from such Taxing Authority and thereafter Employee shall have the right to participate in any negotiations or proceedings with respect to the Withholding Obligations at Employee's sole cost and expense.

Employee agrees to cooperate with Outlet in any such proceeding and to provide such information as Outlet shall from time to time reasonably require.  Outlet shall make available to Employee all notices relating to or regarding the

Withholding Obligations or matters related thereto from any Taxing Authority and shall permit Employee and his counsel to participate in any formal or informal proceedings before such Taxing Authority.  All decisions as to how to respond to the Taxing Authority's assertion of Withholding Obligations, including without limitation whether or not to challenge such assertion through administrative or legal proceedings and whether or not to settle with the Taxing Authority, shall be  entirely  within  the  discretion  of Outlet; provided,

however, that neither Outlet nor any Affiliate shall, without the consent of

Employee, take a position or settle a claim with respect


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to the Withholding Obligations that is inconsistent with the position Outlet or such Affiliate takes in any contemporaneous dispute with the same Taxing

Authority with respect to any other item of income or deduction arising out of the payments and benefits in respect of Employee; nor shall Outlet, without the consent of Employee, settle any claim for Withholding Obligations if such settlement is a condition to, or in any way a part of, the settlement of any claim with such Taxing Authority involving an Affiliate, unless such claim involves substantially the same issue.  For purposes of the Agreement the term

"Affiliate" means any person directly or indirectly controlling, or controlled by, or under direct or indirect common control with Outlet.

     3.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt,

if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

     (a)  If to Outlet:

          Outlet Communications, Inc.
          Attention:  Chief Executive Officer
          23 Kenney Drive
          Cranston, Rhode Island  02920
          Fax No.:  (401) 455-9227

          with copies to:



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          National Broadcasting Company, Inc.
          30 Rockefeller Center
          New York, New York  10112
          Attention:  Senior Vice President and
                      Chief Financial Officer
          Fax No.:  (212) 246-5430

     (b)  If to the Employee:

          James G. Babb
          901 Edgehill Road
          Charlotte, North Carolina  28207
          Fax No.:  (704) 347-5280

     4.   This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

     5.   This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to its choice of law provisions.

     6.   This Agreement may be executed in several counterparts, each of which shall be deemed to be original, but all of which taken together shall constitute one and the same instrument.



     IN WITNESS WHEREOF, Outlet and Employee have caused this Agreement to be executed as of the date first above written.


                              Outlet Communications, Inc.



                              By:/s/ James G. Babb
                                 ------------------------------
                                 Chairman, President & CEO


                              ----------------------------------
                              James G. Babb




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